    FOR IMMEDIATE RELEASE
NORWOOD FINANCIAL CORP
ANNOUNCES SECOND QUARTER EARNINGS

July 24, 2013-Honesdale, PA
Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (Nasdaq Global Market-NWFL) and its subsidiary, Wayne Bank, announced earnings for the three months ended June 30, 2013 of $1,839,000.  This represents a decrease of $419,000 from the $2,258,000 earned in the similar period of 2012 due primarily to an increase in the provision for loan losses.  Earnings per share (fully diluted) were $.51 in the 2013 period, decreasing from the $.63 earned in the similar period of 2012 after adjusting for the retroactive effect of the 10% stock dividend declared during the first quarter of 2013.  Annualized return on average assets for the three months ended June 30, 2013 was 1.07% with an annualized return on average equity of 7.87%.  Net income for the six months ended June 30, 2013 totaled $4,147,000, which is $297,000 lower than the same six month period of last year also due primarily to increased loan loss provisions.  Earnings per share (fully diluted) for the six months ended June 30, 2013 and 2012 totaled $1.14 and $1.23 per share, respectively, after adjusting for the 10% stock dividend.
Total assets as of June 30, 2013 were $697.6 million with loans receivable of $480.7 million, deposits of $550.2 million and stockholders’ equity of $90.5 million.
Loans receivable increased $1.3 million since June 30, 2012.  Residential real estate loans increased $10.5 million during the period while other retail loans, including construction loans, grew $1.6 million.  The commercial loan portfolio, principally real estate related, decreased $10.8 million during the period including $4.8 million of anticipated Small Business Administration financing payoffs.  The Company also sold $6.3 million of fixed-rate residential mortgages, principally with 30-year terms, for purposes of interest rate risk management.
Non-performing assets, which include non-performing loans and foreclosed assets, totaled $12.9 million and represented 1.85% of total assets as of June 30, 2013 compared to $14.1 million and 2.09% of total assets as of December 31, 2012 and $10.1 million, or 1.48% of total assets, as of June 30, 2012.  Net charge-offs were $777,000 for the quarter and totaled $1,353,000 for the six months ended June 30, 2013 compared to $244,000 and $434,000, respectively, for the similar periods in 2012.  Based on the level of non-performing assets and net charge-offs, the Company determined that it was appropriate to provide $800,000 and $1.6 million for potential future loan losses for the three and six month periods ended June 30, 2013, respectively, compared to $400,000 and $750,000, respectively, for the similar periods in 2012.  The allowance for loan losses totaled $5,749,000 as of June 30, 2013 and represented 1.20% of total loans outstanding, compared to $5,775,000 and 1.20% on June 30, 2012.
For the three months ended June 30, 2013, net interest income, on a fully taxable equivalent basis (fte), totaled $6,430,000, a decrease of $135,000 compared to the similar period in 2012.  Net interest margin (fte) for the 2013 period was 3.99% decreasing from 4.14% for the similar period in 2012 due to a decrease of 33 basis points in the yield on interest earning assets which more than offset the 22 basis point decrease in the cost of funds.  Decreasing yields due to the reinvestment of securities and loans cashflows continue to negatively impact the net interest margin.  Net interest income (fte) for the six months ended June 30, 2013 totaled $12,817,000, which was a $253,000 decrease from the similar period in 2012.  The net interest margin (fte) was 4.03% in the 2013 period and

4.16% during the first six months of 2012.  Decreasing yields on loans and securities contributed to the reduced net interest margin.
Other income for the three months ended June 30, 2013 totaled $1,212,000 compared to $1,206,000 for the similar period in 2012.  Service charges and fees improved $61,000 compared to the prior year period which helped offset a $96,000 decrease in net gains from the sale of loans and securities.  For the six months ended June 30, 2013, other income totaled $3,089,000 compared to $2,497,000 in the 2012 period.  The 2013 period includes $770,000 of proceeds from a bank-owned life insurance policy and a $174,000 improvement in all other service charges and fees compared to the same period of last year.  The 2012 period also included $60,000 of gains on the sale of $2.3 million of residential mortgage loans compared to $3,000 in similar gains on sales of $1.6 million of mortgage loans in the current period.  Gains on the sales of investment securities totaled $392,000 on sales of $15.3 million for the 2013 period compared to $687,000 on sales of $18.3 million in the 2012 period.
Other expenses totaled $4,133,000 for the three months ended June 30, 2013, an increase of $176,000, or 4.6%, from the $3,957,000 reported in the similar period of 2012. Salaries and benefits increased $77,000, or 3.8%, while occupancy and equipment expenses rose $60,000, or 12.2%.  All other operating expenses increased $39,000, net.  For the six months ended June 30, 2013, other expenses totaled $8,434,000 compared to $8,104,000 for the similar period in 2012, an increase of $330,000, or 4.1%.  Employee costs increased $137,000, or 3.3%, while occupancy and equipment costs rose $102,000, or 10.4%.  All other operating expenses increased $91,000, net.
Mr. Critelli commented, “We are continuing to feel the negative impact of a slow economy, high unemployment and a soft real estate market.  Working with borrowers to resolve problem loans will remain a top priority.  The ongoing low interest rate environment also continues to place pressure on our net interest margin.  However, our year-to-date margin exceeds 4.00% and our capital levels remain well above peer.  We look forward to serving our growing base of stockholders and customers as the economy slowly recovers from the extended  downturn.”
Norwood Financial Corp., is the parent company of Wayne Bank, which operates sixteen offices throughout Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania.  The Company’s stock is traded on the Nasdaq Global Market, under the symbol, “NWFL”.
Forward-Looking Statements.
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of North Penn Bancorp, the ability to control costs and expenses, demand for real estate and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures
This release references tax-equivalent net interest income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure.  Tax-equivalent net interest income is derived from GAAP net interest income using an assumed tax rate of 34%.  We believe the presentation of net interest income on a tax–equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
The following reconciles net interest income to net interest income on a fully taxable equivalent basis:

	Three months ended June 30		Six months ended June 30
(dollars in thousands)	2013	2012	2013	2012

Net Interest Income	$6,144	$6,247	$12,245	$12,434
Taxable equivalent basis adjustment using 34% marginal tax rate	286	318	572	636
Net interest income on a fully taxable equivalent basis	$6,430	$6,565	$12,817	$13,070

Contact:   William S. Lance
                 Executive Vice President &
                 Chief Financial Officer
   NORWOOD FINANCIAL CORP
                  570-253-8505
                  www.waynebank.com

NORWOOD FINANCIAL CORP.
Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)
	June 30
	2013	2012
ASSETS
Cash and due from banks	$9,872	$9,135
Interest-bearing deposits with banks	17,425	15,261
Cash and cash equivalents	27,297	24,396

Securities available for sale	150,750	144,720
Securities held to maturity, fair value 2013: $177 and 2012: $177	173	172
Loans receivable (net of unearned Income)	480,715	479,421
Less: Allowance for loan losses	5,749	5,775
Net loans receivable	474,966	473,646
Regulatory stock, at cost	2,527	3,243
Bank premises and equipment, net	7,206	7,371
Bank owned life insurance	14,527	12,119
Foreclosed real estate owned	1,297	1,268
Accrued interest receivable	2,488	2,416
Goodwill	9,715	9,715
Other intangible assets	575	720
Other assets	6,085	5,081
TOTAL ASSETS	$697,606	$684,867

LIABILITIES
Deposits:
Non-interest bearing demand	$93,881	$82,525
Interest-bearing	456,269	451,632
Total deposits	550,150	534,157
Short-term borrowings	32,075	27,192
Other borrowings	20,150	27,579
Accrued interest payable	1,037	1,335
Other liabilities	3,734	4,363
TOTAL LIABILITIES	607,146	594,626

STOCKHOLDERS' EQUITY
Common Stock, $.10 par value, authorized 10,000,000 shares
issued: 2013: 3,708,718 shares, 2012: 3,371,849 shares	371	337
Surplus	34,949	24,696
Retained earnings	58,626	64,788
Treasury stock, at cost: 2013: 86,749 shares, 2012: 94,242 shares	(2,299)	(2,739)
Accumulated other comprehensive income	(1,187)	3,159
TOTAL STOCKHOLDERS' EQUITY	90,460	90,241

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$697,606	$684,867

NORWOOD FINANCIAL CORP.
Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
INTEREST INCOME
Loans receivable, including fees	$6,169	$6,431	$12,355	$12,804
Securities	877	1,007	1,746	2,033
Other	10	7	12	11
Total Interest income	7,056	7,445	14,113	14,848

INTEREST EXPENSE
Deposits	719	942	1,473	1,903
Short-term borrowings	15	13	27	24
Other borrowings	178	243	368	487
Total Interest expense	912	1,198	1,868	2,414
NET INTEREST INCOME	6,144	6,247	12,245	12,434
PROVISION FOR LOAN LOSSES	800	400	1,600	750
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,344	5,847	10,645	11,684

OTHER INCOME
Service charges and fees	620	559	1,221	1,113
Income from fiduciary activities	89	80	174	178
Net realized gains on sales of securities	254	285	392	687
Gains on sale of loans	1	66	3	60
Earnings and proceeds on life insurance policies	148	131	1,073	263
Other	100	85	226	196
Total other income	1,212	1,206	3,089	2,497

OTHER EXPENSES
Salaries and employee benefits	2,124	2,047	4,335	4,198
Occupancy, furniture and equipment	550	490	1,079	977
Data processing related	230	216	452	448
Taxes, other than income	179	149	352	301
Professional Fees	172	217	359	444
FDIC Insurance assessment	110	97	221	196
Foreclosed real estate owned	86	85	277	207
Other	682	656	1,359	1,333
Total other expenses	4,133	3,957	8,434	8,104

INCOME BEFORE TAX	2,423	3,096	5,300	6,077
INCOME TAX EXPENSE	584	838	1,153	1,633
NET INCOME	$1,839	$2,258	$4,147	$4,444

Basic earnings per share	$0.51	$0.63	$1.15	$1.23

Diluted earnings per share	$0.51	$0.63	$1.14	$1.23

NORWOOD FINANCIAL CORP.
Financial Highlights (Unaudited)
(dollars in thousands, except per share data)

For the Three Months Ended June 30	2013	2012

Net interest income	$6,144	$6,247
Net income	1,839	2,258

Net interest spread (fully taxable equivalent)	3.83%	3.95%
Net interest margin (fully taxable equivalent)	3.99%	4.14%
Return on average assets	1.07%	1.33%
Return on average equity	7.87%	10.06%
Basic earnings per share	$0.51	$0.63
Diluted earnings per share	$0.51	$0.63

For the Six Months Ended June 30

Net interest income	$12,245	$12,434
Net income	4,147	4,444

Net interest spread (fully taxable equivalent)	3.87%	3.97%
Net interest margin (fully taxable equivalent)	4.03%	4.16%
Return on average assets	1.22%	1.32%
Return on average equity	8.94%	9.94%
Basic earnings per share	$1.15	$1.23
Diluted earnings per share	$1.14	$1.23

As of June 30

Total assets	$697,606	$684,867
Total loans receivable	480,715	479,421
Allowance for loan losses	5,749	5,775
Total deposits	550,150	534,157
Stockholders' equity	90,460	90,241
Trust assets under management	120,802	110,187

Book value per share	$24.98	$25.03
Equity to total assets	12.97%	13.18%
Allowance to total loans receivable	1.20%	1.20%
Nonperforming loans to total loans	2.41%	1.85%
Nonperforming assets to total assets	1.85%	1.48%